UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2022

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (651) 636-9770
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00 per share	IIN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On February 28, 2022, Intricon Corporation, a Pennsylvania corporation (the "Company" or "Intricon"), announced the execution of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 2022, by and among the Company, IIN Holding Company LLC, a Delaware limited liability company (the "Parent"), and IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Parent ("Merger Sub"). Parent and Merger Sub are owned by funds affiliated with Altaris Capital Partners, LLC. The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent (the "Merger"). A copy of the Company's press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information required to be reported on Form 8-K with respect to the Merger Agreement will be filed in a separate Current Report on Form 8-K.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). The proposed Merger and the Merger Agreement described above will be submitted to Intricon’s shareholders for their consideration at a special meeting of the shareholders. In connection therewith, Intricon intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Intricon’s shareholders when it becomes available. Intricon may also file other relevant documents with the SEC regarding the proposed Merger. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Shareholders may obtain a free copy of the definitive proxy statement and any amendments or supplements thereto and other documents filed by Intricon, once such documents are filed with the SEC, at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intricon by directing such request to Intricon at 1260 Red Fox Road, Arden Hills, Minnesota, 55112, Attention: Scott Longval, telephone: 651-636-9770.

Participants in the Solicitation

Intricon and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. A list of the names of such directors and executive officers and information concerning such participants' ownership of Intricon's common stock is set forth in Intricon's definitive proxy statement on Schedule 14A for the 2021 annual meeting of shareholders, filed with the SEC on March 22, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such proxy statement, and by Intricon's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021. Additional information about the direct or indirect interests, by security holdings or otherwise, of those participants will be included in the definitive proxy statement and other documents filed with the SEC regarding the proposed Merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Statements made in this Current Report on Form 8-K and exhibits filed herewith that are not historical facts or that include forward-looking terminology, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of Intricon's shareholders; the timing to consummate the proposed Merger; the conditions to closing of the proposed Merger might not be satisfied or the closing of the proposed Merger otherwise does not occur; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Intricon to pay a termination fee; unanticipated difficulties or expenditures relating to the proposed Merger; the risk that a regulatory approval that may be required to consummate the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on Merger-related issues; expectations regarding regulatory approval of the proposed Merger; results of litigation, settlements and investigations; actions by third parties, including governmental agencies and including the response of customers, service providers and business partners to the announcement of the proposed Merger; global economic or political conditions, including the outbreak of escalation of hostilities; adverse industry conditions; and other economic, business, or competitive factors. These risks, uncertainties and other factors are detailed from time to time in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Intricon can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this Current Report on Form 8-K, and Intricon disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Item 2.02	Results of Operations and Financial Condition.

The following information is being provided pursuant to Item 2.02. Such information, including Exhibit 99.2 attached hereto, should not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On February 28, 2022, the Company announced earnings for the quarter and year ended December 31, 2021. A copy of the press release is furnished as Exhibit 99.2 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The following information is being provided pursuant to Item 7.01. Such information, including Exhibit 99.2 attached hereto, should not be deemed “filed” for purposes of Section 18 of the Exchange Act.

The information contained under Item 2.02 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release announcing the Merger Agreement, dated February 28, 2022
99.2	Press Release announcing fourth quarter and full year 2021 results, dated February 28, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

	By:	/s/ Scott Longval
	Name:	Scott Longval
	Title:	President and Chief Executive Officer

Date: February 28, 2022

Intricon Enters into Agreement to be Acquired by an Affiliate of Altaris Capital Partners for $241 Million

Intricon Shareholders to Receive $24.25 Per Share in Cash

ARDEN HILLS, Minn. — February 28, 2022 — Intricon Corporation (NASDAQ: IIN), an international joint development manufacturer engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced that it has entered into a definitive agreement whereby an affiliate of Altaris Capital Partners, LLC (collectively with its affiliates, "Altaris"), an investment firm focused exclusively on the healthcare industry, will acquire the company. Under the terms of the agreement, Altaris will acquire all outstanding shares of Intricon for $24.25 per share in a transaction that values Intricon at an equity value of approximately $241 million. The purchase price represents a meaningful premium of approximately 39% to Intricon's closing stock price on February 25, 2022.

"We are excited to enter into this transaction with Altaris, which will deliver a compelling valuation to our shareholders and enable us to accelerate the advancement of our joint development manufacturing capabilities in micromedical technology across a broad range of high growth markets," said Scott Longval, President and Chief Executive Officer. "Our team has done an outstanding job of establishing Intricon as the partner of choice for companies that are bringing truly advanced technology to medical devices. As we enter the next chapter for our company, we believe that Altaris is the ideal partner to help us further advance our mission."

Transaction Details

Under the terms of the agreement, Intricon shareholders will receive $24.25 in cash for each share of Intricon common stock they own. The transaction has fully committed financing from funds affiliated with Altaris.

Intricon's Board of Directors has unanimously approved the merger agreement with Altaris and recommends that Intricon shareholders approve the proposed merger and merger agreement. Intricon expects to hold a Special Meeting of Shareholders to consider and vote on the proposed merger and the merger agreement as soon as practicable after the mailing of the proxy statement to its shareholders. The transaction is expected to close in the second quarter of 2022, subject to customary closing conditions, including approval by Intricon shareholders and receipt of regulatory approvals. Upon completion of the transaction, Intricon will become a private company and Intricon shares will no longer be listed on any public market.

Under the terms of the merger agreement, Intricon may solicit superior proposals from third parties for a period of 35 days continuing through April 3, 2022, and in certain cases for a period of 45 days continuing through April 13, 2022. In accordance with the merger agreement, Intricon's Board of Directors, with the assistance of its advisors, intends to solicit superior proposals during this period. In addition, Intricon may, at any time, subject to the provisions of the merger agreement, respond to unsolicited proposals that are reasonably likely to result in a superior proposal. Intricon will have the right to terminate the merger agreement with Altaris to enter into a superior proposal subject to the terms and conditions of such agreement. There can be no assurance that the solicitation process will result in a superior proposal or that any other transaction will be approved or completed. Intricon does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors determines such disclosure is appropriate or is otherwise required.

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Transaction Advisors

Piper Sandler & Co. is serving as exclusive financial advisor to Intricon and Blank Rome is acting as legal counsel. Schiff Hardin LLP and Linklaters LLP are acting as legal counsel to Altaris.

About Altaris Capital Partners, LLC

Altaris is a healthcare investment firm with an exclusive focus on building companies that deliver value to the healthcare system through innovation and efficiency. Altaris' operating companies are addressing some of the most complex problems in the healthcare industry, with the ultimate goal of improving access and outcomes for patients. Since inception in 2003, Altaris has invested in more than 45 healthcare companies that have contributed to advancements in the industry and generated significant value appreciation for investors. Altaris is headquartered in New York City and manages $6.0 billion of equity capital. For more information, please visit www.altariscap.com.

About Intricon Corporation

Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company's common stock trades under the symbol "IIN" on the NASDAQ Global Market.

Forward-Looking Statements

Statements made in this release that are not historical facts or that include forward-looking terminology, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of Intricon's shareholders; the timing to consummate the proposed merger; the conditions to closing of the proposed merger might not be satisfied or the closing of the proposed merger otherwise does not occur; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Intricon to pay a termination fee; unanticipated difficulties or expenditures relating to the proposed merger; the risk that a regulatory approval that may be required to consummate the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on merger-related issues; expectations regarding regulatory approval of the proposed merger; results of litigation, settlements and investigations; actions by third parties, including governmental agencies and including the response of customers, service providers and business partners to the announcement of the proposed merger; global economic or political conditions, including the outbreak of escalation of hostilities; adverse industry conditions; and other economic, business, or competitive factors. These risks, uncertainties and other factors are detailed from time to time in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Intricon can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this communication, and Intricon disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Intricon or the solicitation of any vote or approval. The proposed merger and the merger agreement described above will be submitted to Intricon's shareholders for their consideration at a special meeting of the shareholders. In connection therewith, Intricon intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Intricon's shareholders when it becomes available. Intricon may also file other relevant documents with the SEC regarding the proposed merger. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders may obtain a free copy of the definitive proxy statement and any amendments or supplements thereto and other documents filed by Intricon, once such documents are filed with the SEC, at the SEC's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intricon by directing such request to Intricon at 1260 Red Fox Road, Arden Hills, Minnesota, 55112, Attention: Scott Longval, telephone: 651-636-9770.

Participants in the Solicitation

Intricon and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. A list of the names of such directors and executive officers and information concerning such participants' ownership of Intricon's common stock is set forth in Intricon's definitive proxy statement on Schedule 14A for the 2021 annual meeting of shareholders, filed with the SEC on March 22, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such proxy statement, and by Intricon's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021. Additional information about the direct or indirect interests, by security holdings or otherwise, of those participants will be included in the definitive proxy statement and other documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Investor Contact:

Leigh Salvo

investorrelations@intricon.com

Intricon Reports Fourth Quarter and Full Year 2021 Results

ARDEN HILLS, Minn. — February 28, 2022 — Intricon Corporation (NASDAQ: IIN), an international joint development manufacturer engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced financial results for its fourth quarter and year ended December 31, 2021.

Fourth Quarter Highlights:

●	Revenue of $32.2 million compared to $30.3 million in the prior year period

o	Diabetes revenue increased 2% compared to the prior year

o	Other medical revenue increased 36.1% over the prior year period

●	Gross profit margin of 25.2%, compared to 25.7% in the prior year period

●	Net income of $0.00 per diluted share versus net income of $0.12 per diluted share in the prior year period

●	Cash and investment securities of $29.6 million as of December 31, 2021

Full Year Financial Highlights:

●	Revenue of $125.2 million compared to $102.8 million in the prior year

o	Diabetes revenue increased 17.6% year-over-year

o	Interventional catheters revenue increased 98.0%, which included a full year contribution from the acquisition of EMS in May 2020

o	Other medical revenue increased 13.9% year-over-year

●	Gross profit margin of 25.1%, compared to 25.5% in the prior year

●	Net loss per diluted share of $0.01 versus net loss of $0.28 per diluted share in the prior year

“The Intricon team delivered another strong quarter, demonstrating continued high-level execution and consistent growth throughout an undoubtedly challenging time. We saw expansion throughout our core markets, which led to another period of year-over-year and sequential revenue improvement,” said Scott Longval, President and Chief Executive Officer. “We also continued to take steps towards further securing our supply chain and improving direct labor efficiencies to ensure we can continue to meet the future demands of our valued customers and partners.”

Fourth Quarter 2021 Financial Results

Revenue

For the 2021 fourth quarter, the company reported net revenue of $32.2 million versus $30.3 million in the comparable prior-year period.

Revenue in Intricon’s Medical business was $25.0 million, an increase from $23.9 million in the comparable prior-year period. The year-over-year increase was driven primarily by the Other medical business line following commercialization of newly developed products as the Company continued to expand its surgical navigation product offering.

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Hearing Health revenue was $5.6 million in the fourth quarter of 2021 compared to $5.1 million in the prior-year fourth quarter. The revenue increase was largely attributed to the expansion of the company’s OTC hearing aid pilot program, offset by the planned transition from the direct-to-end-consumer business.

Gross Profit Margin and Operating Expenses

Gross profit margin in the fourth quarter of 2021 was 25.2%, compared to 25.7% in the prior-year fourth quarter, primarily due to product mix as well as supply chain inefficiencies.

Operating expenses for the fourth quarter were $8.0 million, compared to $6.8 million in the comparable prior-year period. The increase was primarily due to incentive compensation expense tied to year-over-year sales and EBITDA improvement, as well as one-time expenses associated with the CFO transition.

GAAP Net Income

GAAP net income was $22,000 or $0.00 per diluted share in the fourth quarter of 2021, versus net income of $1.1 million or $0.12 per diluted share, for the 2020 fourth quarter.

Non-GAAP Adjusted Net Income

Non-GAAP adjusted net income was $2.2 million or $0.23 per diluted share in the fourth quarter of 2021, versus non-GAAP adjusted net income of $3.0 million or $0.32 per diluted share, for the 2020 fourth quarter. See “Reconciliation of Adjusted Net Income and Earnings Per Share” in the tables that follow.

Full Year 2021 Financial Results

Revenue

For 2021, the company reported net revenue of $125.2 million versus $102.8 million in 2020.

Revenue in Intricon’s Medical business was $98.4 million for 2021, an increase from $79.0 million in 2020. The year-over-year increase was primarily attributed to increased demand for diabetes products from Intricon’s largest customer as COVID-19 restrictions eased and new products originally launched in 2020 became more widely distributed. In addition, year-over-year revenue growth reflected a full year of EMS revenue, acquired in May 2020, which contributed $14.5M in 2021, as well as continued expansion of the company’s surgical navigation products.

Hearing Health revenue was $22.4 million in 2021 compared to $19.0 million in 2020. The revenue increase year-over-year was largely attributed to the launch of a new customer OTC hearing aid pilot program and stronger legacy OEM sales reflecting pent-up demand that emerged as a result of the COVID-19 pandemic.

Gross Profit Margin and Operating Expenses

Gross profit margin in 2021 was 25.1%, compared to 25.5% in 2020, reflecting supply chain and labor market inefficiencies throughout 2021, partially offset by higher revenue volumes.

Operating expenses for 2021 were $30.9 million, compared to $29.3 million in 2020. The change in operating expenses year-over-year was primarily due to continued expansion of the company’s business development function, an increase in incentive compensation expense and headcount additions.

GAAP Net Loss

GAAP net loss was $106,000 or $0.01 per diluted share for 2021, versus net loss of $2.5 million or $0.28 per diluted share, for 2020.

Non-GAAP Adjusted Net Income

Non-GAAP adjusted net income was $8.6 million or $0.89 per diluted share for the full year 2021, versus non-GAAP adjusted net income of $7.0 million or $0.75 per diluted share, for the prior year.

Cash, Cash Equivalents, and Short-term Investments

Total cash, cash equivalents and short-term investments, was $25.0 million as of December 31, 2021, compared to $28.4 million as of December 31, 2020.

Altaris Capital Partners Transaction

Earlier today, Intricon announced that it has entered into a definitive agreement whereby an affiliate of Altaris Capital Partners, LLC (collectively with its affiliates, “Altaris”), an investment firm focused exclusively on the healthcare industry, will acquire the company. Under the terms of the agreement, Altaris will acquire all outstanding shares of Intricon for $24.25 per share that values Intricon at an equity value of approximately $241 million. The purchase price represents a meaningful premium of approximately 39% to Intricon’s closing stock price on February 25, 2022.

In light of this pending transaction, Intricon will not host a conference call to review its fourth quarter and full year 2021 financial results.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Use of non-GAAP Adjusted Financial Measures

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

●	Adjusted net income

●	Adjusted net income per diluted share

These non-GAAP financial measures reflect adjustments for expenses and gains that the company believes do not reflect the company’s core operating performance. The company has presented these non-GAAP financial measures because the company believes this presentation, when reconciled to the corresponding GAAP measures, provides useful information to investors in evaluating the company’s operational performance. Management uses these non-GAAP measures internally to evaluate our performance and in making financial, operational and planning decisions, including with respect to incentive compensation. The company believes that the presentation of these measures provides investors with greater transparency with respect to the company’s results of operations and that these measures are useful for period-to-period comparison of results and trends. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in comparing the company’s financial results with the financial results of other companies.

The company periodically reassesses the components of non-GAAP adjustments for changes in how the company evaluates Intricon’s performance, changes in how the company makes financial and operational decisions, and considers the use of these measures by Intricon’s competitors and peers to ensure the adjustments are still relevant and meaningful.

Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by similar items.

Forward-Looking Statements
Statements made in this release and in Intricon’s other public filings and releases that are not historical facts or that include forward-looking terminology, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond Intricon’s control, including without limitation, the impacts of the COVID-19 pandemic and measures taken in response, the closing of the proposed Altaris transaction does not occur and global economic or political conditions, including the outbreak or escalation of hostilities, and may cause Intricon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Intricon or the solicitation of any vote or approval. The proposed merger and the merger agreement described above will be submitted to Intricon’s shareholders for their consideration at a special meeting of the shareholders. In connection therewith, Intricon intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Intricon’s shareholders when it becomes available. Intricon may also file other relevant documents with the SEC regarding the proposed merger. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders may obtain a free copy of the definitive proxy statement and any amendments or supplements thereto and other documents filed by Intricon, once such documents are filed with the SEC, at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intricon by directing such request to Intricon at 1260 Red Fox Road, Arden Hills, Minnesota, 55112, Attention: Scott Longval, telephone: 651-636-9770.

Participants in the Solicitation

Intricon and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. A list of the names of such directors and executive officers and information concerning such participants’ ownership of Intricon’s common stock is set forth in Intricon’s definitive proxy statement on Schedule 14A for the 2021 annual meeting of shareholders, filed with the SEC on March 22, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such proxy statement, and by Intricon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021. Additional information about the direct or indirect interests, by security holdings or otherwise, of those participants will be included in the definitive proxy statement and other documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FOURTH QUARTER			YEAR TO DATE
($ in 000’s)	2021	2020	Change	2021	2020	Change

Medical:
Diabetes	$18,097	$17,742	2.0%	$69,733	$59,311	17.6%
Interventional Catheters	3,133	3,400	-7.9%	14,572	7,361	98.0%
Other Medical	3,770	2,770	36.1%	14,084	12,365	13.9%
Hearing Health:
Hearing Health Value Based DTEC	792	917	-13.6%	3,479	4,430	-21.5%
Hearing Health Value Based ITEC	2,195	1,670	31.4%	8,048	5,558	44.8%
Hearing Health Legacy OEM	2,613	2,524	3.5%	10,848	8,968	21.0%
Other:
Professional Audio Communications	1,573	1,278	23.1%	4,442	4,780	-7.1%

Total	$32,173	$30,301	6.2%	$125,206	$102,773	21.8%

INTRICON CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020

Revenue, net	$32,173	$30,301	$125,206	$102,773
Cost of goods sold	24,055	22,502	93,821	76,598
Gross profit	8,118	7,799	31,385	26,175

Operating expenses:
Sales and marketing	2,224	1,633	8,275	6,671
General and administrative	4,587	3,334	16,579	15,007
Research and development	1,540	1,380	5,315	5,248
Other operating expenses	(337)	407	729	660
Restructuring charges	—	—	—	1,171
Acquisition costs	—	—	—	493
Total operating expenses	8,014	6,754	30,898	29,250
Operating income (loss)	104	1,045	487	(3,075)

Interest (expense) income, net	11	9	(21)	331
Other (expense) income, net	(134)	23	(395)	316
(Loss) Income before income taxes	(19)	1,077	71	(2,428)
Income tax (benefit) expense	(43)	(33)	135	61
Net income (loss)	24	1,110	(64)	(2,489)
Less: Income allocated to non-controlling interest	2	18	42	35
Net income (loss) attributable to Intricon shareholders	$22	$1,092	$(106)	$(2,524)

Income (loss) per share attributable to Intricon Shareholders:
Basic	$0.00	$0.12	$(0.01)	$(0.28)
Diluted	0.00	0.12	(0.01)	(0.28)

Average shares outstanding:
Basic	9,147	8,945	9,082	8,894
Diluted	9,564	9,447	9,082	8,894

INTRICON CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$5,584	$8,608
Restricted cash	645	672
Short-term investment securities	19,420	19,793
Accounts receivable, less provision for doubtful accounts of $69 at December 31, 2021 and $210 at December 31, 2020	8,257	10,115
Inventories	24,456	19,513
Contract assets	11,455	9,107
Other current assets	4,564	1,466
Total current assets	74,381	69,274

Machinery and equipment	48,208	45,661
Less: Accumulated depreciation	34,371	31,484
Net machinery and equipment	13,837	14,177

Goodwill	13,873	13,714
Intangible assets	8,999	10,785
Operating lease right-of-use assets, net	5,138	6,701
Investment in partnerships	473	570
Long-term investment securities	4,558	5,085
Other assets, net	1,200	990
Total assets	$122,459	$121,296

Current liabilities:
Current financing leases	$4	$21
Current operating leases	1,807	2,156
Accounts payable	9,398	8,670
Accrued salaries, wages and commissions	5,185	3,581
Other accrued liabilities	3,818	4,235
Total current liabilities	20,212	18,663

Noncurrent operating leases	3,431	4,726
Pension and postretirement benefit obligations	1,093	1,292
Deferred tax liabilities, net	873	1,018
Other long-term liabilities	3,100	4,398
Total liabilities	28,709	30,097
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 9,179 and 8,951 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	9,179	8,951
Additional paid-in capital	91,785	89,702
Accumulated deficit	(6,916)	(6,810)
Accumulated other comprehensive loss	(393)	(679)
Total shareholders’ equity	93,655	91,164
Non-controlling interest	95	35
Total equity	93,750	91,199
Total liabilities and equity	$122,459	$121,296

INTRICON CORPORATION

Reconciliation of Adjusted Net Income (Loss) and Earnings Per Share

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Net loss - GAAP attributable to Intricon	$22	$1,092	$(106)	$(2,524)
Identified adjustments attributable to Intricon:
Depreciation (1)	814	684	3,167	3,017
Amortization of intangibles (2)	516	497	2,007	1,456
Stock-based compensation (3)	436	338	1,925	1,982
Other amortization (4)	119	(6)	367	150
Legal settlement and related fees (5)	13	229	1,468	530
Fair value of contingent consideration (6)	(350)	407	(739)	660
COVID-19 Singapore government support (7)	(44)	(193)	(185)	(779)
Executive transition costs (8)	649	—	649	843
EMS acquisition costs (9)	—	—	—	493
Restructuring charges (10)	—	—	—	1,171
Non-GAAP adjusted net income attributable to Intricon (11)	$2,175	$3,048	$8,553	$6,999

Average basic shares outstanding	9,147	8,945	9,082	8,894
Average diluted shares outstanding	9,564	9,447	9,613	9,312
Non-GAAP adjusted net income attributable to Intricon per diluted share	$0.23	$0.32	$0.89	$0.75

(1) Depreciation represents the expense of property, plant and equipment.
(2) These expenses represent amortization expenses of intangible assets.
(3) Stock-based compensation represents expenses related to awards under the Company’s equity incentive plans.
(4) These expenses represent amortization of other assets.
(5) The Company’s subsidiary, Hearing Help Express, Inc., settled its Telephone Consumer Protection Act litigation in the second quarter of 2021 for $1,300. The settlement will be paid during the 2022 first quarter. Additional fees included herein relate to the legal fees associated with the TCPA defense.
(6) These expenses represent changes in the fair value of contingent consideration in the period for the purchase of EMS.
(7) Singapore Government provided COVID-19 financial assistance to our Singapore subsidiaries during the periods.
(8) Executive transition costs include; (i) a payment of $390 (equal to one year’s salary and other benefits) and $259 of RSUs issued to our former CFO in 2021 and (ii) a payment of $443 (equal to one year’s salary) and issuance of $400 of RSUs to our retiring CEO, Mark Gorder, in 2020
(9) In May of 2020, the Company acquired EMS and recorded $493 in acquisition related costs in the 2020 second quarter.
(10) On May 20, 2020, the Company announced a strategic restructuring plan designed to accelerate the Company’s future growth by focusing resources on the highest potential growth areas. Total restructuring charges for the nine months ended September 30, 2020 were $1,171, including $732 related to one-time employee termination benefits, $326 for lease modification costs at Hearing Help Express and $113 for losses on disposal of assets.
(11) None of these adjustments have a material income tax impact.